Exhibit F

[Deloitte Anjin LLC Letterhead]

To the Board of Directors

The Export-Import Bank of Korea

16-1 Yoido-Dong

Youngdungpo-Gu

Seoul, 150-996

Korea

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this Registration Statement on Schedule B of the United States Securities Act of 1933, as amended, of our reports dated February 25, 2008 relating to the financial statements of the Export-Import Bank of Korea appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Expert” in such Prospectus.

/s/ DELOITTE ANJIN LLC
Deloitte Anjin LLC
(member of Deloitte Touche Tohmatsu)

Seoul, Korea

December 17, 2008